IMMEDIATE RELEASE
May 28, 2013

UNITED NATURAL FOODS, INC. ANNOUNCES
THIRD QUARTER FISCAL 2013 RESULTS

Q3 FISCAL 2013 NET SALES INCREASED 12.8% YEAR-OVER-YEAR TO $1.57 BILLION

Providence, Rhode Island - May 28, 2013 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company") today reported financial results for the third fiscal quarter ended April 27, 2013.

Third Quarter Fiscal 2013 Highlights

•	Net sales increased 12.8%, or $178.2 million to $1.57 billion compared to $1.39 billion in the same period last fiscal year

•
Operating income increased 13.8% to $55.4 million, excluding the $1.5 million in expenses related to the Auburn labor action, or 10.7% to $53.9 million on a GAAP basis, compared to $48.6 million in the same period last fiscal year

•	Net income increased 8.9% to $31.6 million compared to $29.0 million in the same period last fiscal year

"We are pleased to report increased top and bottom line results in the third quarter of fiscal 2013, underscoring the continued demand for our products and services," said Steven Spinner, President and Chief Executive Officer. "In the quarter, our team focused on driving further operational excellence through the execution of our initiatives to increase leverage of UNFI's cost structure."

Gross margin was 16.8% for the third quarter of fiscal 2013, a 7 basis point increase from the second quarter of fiscal 2013 and an 83 basis point decline from gross margin of 17.6% for the third quarter of fiscal 2012. Gross margin for the third quarter of fiscal 2013 was impacted primarily by the continued shift in customer mix to the conventional supermarket and supernatural channels and an increase in inbound freight expenses.

Total operating expenses were 13.4% as a percentage of net sales for the third quarter of fiscal 2013, a decrease of 76 basis points compared with the third quarter of fiscal 2012. This improvement was driven by the Company's ongoing initiatives to enhance productivity and reduce operating expenses throughout the organization, which were partially offset by $1.5 million in operating expenses related to the labor action at the Company's Auburn, Washington facility. Total operating expenses increased $13.2 million or 6.8%, to $209.1 million in the third quarter of fiscal 2013 as compared to $195.9 million in the third quarter of fiscal 2012, primarily due to higher sales volume.

Operating income as a percentage of net sales for the third quarter of fiscal 2013 decreased 6 basis points to 3.4% compared to the third quarter of fiscal 2012. Net income for the third quarter of fiscal 2013 increased $2.6 million, or 8.9%, to $31.6 million, or $0.64 per diluted share, from $29.0 million, or $0.59 per diluted share, for the third quarter of fiscal 2012. Adjusted for the Auburn labor action costs, operating income as a percentage of net sales increased by 4 basis points to 3.5% compared to the third quarter of fiscal 2012.

The following table details the amounts and effect of the labor action costs related to the Company's Auburn, Washington facility described above and the reconciliation of total operating income including the labor action costs (GAAP basis), to total operating income excluding the labor action costs (non-GAAP basis) for the three months ended April 27, 2013:

	Three months ended
	April 27, 2013
(in millions)	Pretax	% of Sales

Operating income	$53.9	3.44%
Labor action costs	1.5	0.10%
Operating income, excluding labor action costs	$55.4	3.54%

Fiscal 2013 Year to Date Summary

Net sales for the nine months ended April 27, 2013 totaled $4.4 billion, a 13.6% increase compared to the same period last fiscal year. Gross margin for the period was 16.7%, an 84 basis point decrease versus the comparable prior year period. The decline in gross margin was attributed to increased inbound freight costs throughout the first nine months of fiscal 2013 as well as the Company’s focus on maintaining higher service levels despite greater supplier out of stocks. The continued shift in customer mix towards the supernatural and conventional supermarket channels, and to customers within the conventional supermarket channel who are migrating to limited service programs, also continued to negatively impact gross margin compared to the first nine months of fiscal 2012.

Total operating expenses for the nine months ended April 27, 2013 were 13.8% of net sales or 89 basis points lower than the comparable prior fiscal year period. Total operating expenses increased $38.6 million, or 6.7%, to $611.2 million, compared to $572.6 million for the nine months ended April 28, 2012. Total operating expenses for the nine months ended April 27, 2013 included approximately $6.1 million in expenses related to the labor action at the Company's Auburn, Washington facility. Excluding these expenses, operating expenses were $605.1 million, a 103 basis point decline as a percentage of net sales versus the same period last fiscal year. Total operating expenses for the nine months ended April 27, 2013 also included expenses of approximately $1.6 million related to the termination of a licensing agreement and the write-off of the associated intangible asset. Total operating expenses for the nine months ended April 28, 2012 included $5.3 million in expenses related to the restructuring and divestiture of the Company's conventional non-foods and general merchandise lines of business and $1.7 million in expenses related to the onboarding of a national customer.

The following table details the amounts and effect of the labor action costs related to the Company's Auburn, Washington facility described above and the reconciliation of total operating expenses including the labor action costs (GAAP basis), to total operating expenses excluding the labor action costs (non-GAAP basis) for the nine months ended April 27, 2013:

	Nine months ended
	April 27, 2013
(in millions)	Pretax	% of Sales

Total operating expenses	$611.2	13.82%
Labor action costs	(6.1)	(0.14)%
Total operating expenses, excluding labor action costs	$605.1	13.68%

Operating income as a percentage of net sales was 2.9% for the nine months ended April 27, 2013, an increase of 5 basis points over the same period in fiscal 2012. Excluding the $1.6 million of expenses related to the write-off of an intangible asset in the nine months ended April 27, 2013 and the $6.9 million of expenses related to the restructuring of the Company's conventional non-foods and general merchandise lines of business and the onboarding of a new national customer in the nine months ended April 28, 2012, operating expenses as a percentage of net sales were 13.8% for the first nine months of fiscal 2013, a decrease of 74 basis points compared to 14.5% for the same period in fiscal 2012.

Net income for the nine months ended April 27, 2013 increased $9.6 million, or 14.5%, to $75.8 million, or $1.53 per diluted share, from $66.2 million, or $1.35 per diluted share, for the nine months ended April 28, 2012.

“As we begin the final quarter of fiscal 2013, we are opening two new distribution facilities,” added Mr. Spinner. “Our Albert's Organics division recently completed a successful relocation to a new, larger facility in New Jersey that nearly doubled their existing warehouse space, positioning the division to further capitalize on the demand for organic produce and perishables. In June, we expect to consolidate our four existing locations in Aurora, Colorado into a single, new 500,000 square foot broadline facility in Aurora, Colorado.”

Updated Fiscal 2013 Guidance

Based on UNFI's fiscal 2013 performance to date and the current outlook for the remainder of the 2013 fiscal year, the Company is raising its net sales guidance for the fiscal year ending August 3, 2013, to a range of $6.03 billion to $6.06 billion, which represents a 15.2% to 15.7% increase in total net sales over fiscal 2012. On September 11, 2012, the Company previously provided fiscal 2013 net sales guidance of a range of $5.88 billion to $5.98 billion, an increase of approximately 12.3% to 14.2% over fiscal 2012. The Company's fiscal 2013 is a 53 week fiscal year, with the additional week occurring in the fourth quarter of fiscal 2013. The Company expects that the additional week in fiscal 2013 will contribute approximately 2.2% to 2.3% to the Company's overall anticipated fiscal 2013 net sales growth.

The Company is also narrowing its GAAP earnings per diluted share guidance for fiscal 2013 to a range of approximately $2.12 to $2.14, an increase of approximately 14.0% to 15.1% compared to fiscal 2012 GAAP diluted earnings per share of $1.86. Excluding the impact of the $1.6 million write-off of the intangible asset, the $4.9 million unclaimed property settlement and the discrete tax benefit of $2.7 million primarily related to the reversal of reserves for uncertain tax positions (collectively, the "special items"), the Company expects diluted earnings per share for fiscal 2013 in the range of $2.15 to $2.17 per share, an increase of approximately 10.8% to 11.9% versus fiscal 2012 diluted earnings per share of $1.94 excluding the expenses associated with the restructuring and divestiture of the Company's conventional non-foods and general merchandise lines of business and the expenses related to the onboarding of a national customer. The Company previously provided GAAP earnings guidance of $2.12 to $2.18 per diluted share on February 26, 2013.

The following table details the amounts and effect of the special items and the reconciliation of net income and diluted earnings per share guidance, excluding the special items (non-GAAP basis), to net income guidance, including the special items (GAAP basis) for the fiscal year ending August 3, 2013:

Year Ended August 3, 2013	Low Range			High Range
(in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share	Pretax Income	Net of Tax	Per diluted share

Income, including special items:	$168,559	$104,891	$2.12	$170,803	$106,010	$2.14

Special items:
Expenses incurred as a result of the termination of a long-term licensing agreement and the write-off of the associated intangible asset (included in total operating expenses)	1,629	981	0.02	1,629	981	0.02
Expense incurred in connection with agreement to settle multi-state unclaimed property audit (included in other, net expenses)	4,900	2,950	0.06	4,900	2,950	0.06
Discrete tax benefit primarily related to the reversal of reserves for uncertain tax positions	—	(2,675)	(0.05)	—	(2,675)	(0.05)

Income, excluding special items:	$175,088	$106,147	$2.15	$177,332	$107,266	$2.17

Conference Call & Webcast
The Company's third quarter fiscal 2013 conference call and audio webcast will be held today, Tuesday May 28, 2013 at 4:30 p.m. EDT. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 65,000 products to more than 27,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Fortune in 2006 - 2010 and 2012 as one of its "Most Admired Companies," winner of the Supermarket News 2008 Sustainability Excellence Award, recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award and chosen by Food Logistics Magazine as one of its 2012 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY Mark Shamber Chief Financial Officer (401) 528-8634	ICR Katie Turner General Information (646) 277-1228

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on September 26, 2012, its quarterly reports on Form 10-Q filed with the SEC on December 6, 2012 and March 6, 2013, and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on the sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its new warehouse management system throughout its distribution centers; increased fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; and management's allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures (including operating expenses, operating income, net income and earnings per diluted share) in each case excluding certain unusual items as described in more detail within this press release. The reconciliations of these non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below labeled "Consolidated Statements of Income with Adjustments" for the nine months ended April 27, 2013 and April 28, 2012. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its operating expenses, operating income, net income and earnings per diluted share for the nine months ended April 27, 2013 and April 28, 2012 excluding these items facilitates making period-to-period comparisons and is a meaningful indication of its operating performance. The Company's management utilizes this non-GAAP financial information to compare the Company's operating performance during the 2013 fiscal year versus the comparable periods in the 2012 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012

Net sales	$1,566,217	$1,388,023	$4,421,957	$3,892,361
Cost of sales	1,303,220	1,143,492	3,681,334	3,207,570
Gross profit	262,997	244,531	740,623	684,791

Operating expenses	209,140	195,856	609,591	567,330
Restructuring and asset impairment expenses	—	37	1,629	5,255
Total operating expenses	209,140	195,893	611,220	572,585

Operating income	53,857	48,638	129,403	112,206

Other expense (income):
Interest expense	1,591	1,111	3,942	3,566
Interest income	(133)	(176)	(474)	(565)
Other, net	121	(205)	5,103	(37)
Total other expense, net	1,579	730	8,571	2,964

Income before income taxes	52,278	47,908	120,832	109,242
Provision for income taxes	20,657	18,876	45,055	43,042
Net income	$31,621	$29,032	$75,777	$66,200

Basic per share data:
Net income	$0.64	$0.59	$1.54	$1.36

Weighted average basic shares of common stock	49,303	48,848	49,200	48,717

Diluted per share data:
Net income	$0.64	$0.59	$1.53	$1.35

Weighted average diluted shares of common stock	49,567	49,207	49,483	49,017

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	April 27, 2013	July 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$13,876	$16,122
Accounts receivable, net	364,411	305,177
Inventories	722,675	578,555
Prepaid expenses and other current assets	33,532	21,654
Deferred income taxes	25,353	25,353
Total current assets	1,159,847	946,861

Property and equipment, net	311,575	278,455

Other assets:
Goodwill	203,903	193,741
Intangible assets, net	50,840	52,496
Other	25,290	22,393
Total assets	$1,751,455	$1,493,946

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$312,231	$242,179
Accrued expenses and other current liabilities	131,446	91,632
Current portion of long-term debt	361	350
Total current liabilities	444,038	334,161

Notes payable	174,849	115,000
Long-term debt, excluding current portion	766	635
Deferred income taxes	38,027	36,260
Other long-term liabilities	30,976	29,174
Total liabilities	688,656	515,230

Stockholders' equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 49,314 issued and outstanding shares at April 27, 2013; 49,011 issued and outstanding shares at July 28, 2012	493	490
Additional paid-in capital	374,010	364,598
Unallocated shares of Employee Stock Ownership Plan	(31)	(89)
Accumulated other comprehensive income	729	1,896
Retained earnings	687,598	611,821
Total stockholders' equity	1,062,799	978,716
Total liabilities and stockholders' equity	$1,751,455	$1,493,946

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine months ended
	April 27, 2013	April 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$75,777	$66,200
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	31,242	29,077
Share-based compensation	11,027	8,965
Gain on disposals of property and equipment	(663)	(309)
Excess tax benefits from share-based payment arrangements	(548)	(792)
Impairment of intangible asset	1,629	—
Deferred income taxes	1,767	—
Unrealized gain on foreign exchange	42	—
Provision for doubtful accounts	2,385	3,490
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(58,497)	(81,492)
Inventories	(143,563)	(123,288)
Prepaid expenses and other assets	(14,829)	9,935
Accounts payable	51,588	30,484
Accrued expenses and other current liabilities	6,159	22,796
Net cash used in operating activities	(36,484)	(34,934)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(34,753)	(19,994)
Purchases of acquired businesses, net of cash acquired	(9,445)	(3,329)
Proceeds from disposals of property and equipment	2,345	328
Net cash used in investing activities	(41,853)	(22,995)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(479)	(3,784)
Proceeds from borrowings under revolving credit line	478,698	888,230
Repayments of borrowings under revolving credit line	(418,621)	(838,230)
Increase in bank overdraft	17,398	5,421
Proceeds from exercise of stock options	1,681	4,601
Payment of employee restricted stock tax withholdings	(3,381)	(1,449)
Excess tax benefits from share-based payment arrangements	548	792
Net cash provided by financing activities	75,844	55,581
EFFECT OF EXCHANGE RATE CHANGES ON CASH	247	(317)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,246)	(2,665)
Cash and cash equivalents at beginning of period	16,122	16,867
Cash and cash equivalents at end of period	$13,876	$14,202

Supplemental disclosures of cash flow information:
Interest, net of amounts capitalized	$3,657	$3,525
Income taxes, net of refunds	$47,083	$31,675

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (Unaudited)
(In thousands, except per share data)

	Nine months ended April 27, 2013
	GAAP			Adjustments		Adjusted

Net sales	$4,421,957	100.00%		$—		$4,421,957	100.00%
Cost of sales	3,681,334	83.25%		—		3,681,334	83.25%
Gross profit	740,623	16.75%		—		740,623	16.75%

Operating expenses	609,591	13.79%		—		609,591	13.79%
Restructuring and asset impairment expenses	1,629	0.04%		(1,629)	(a)	—	—%
Total operating expenses	611,220	13.82%	*	(1,629)		609,591	13.79%

Operating income	129,403	2.93%		1,629		131,032	2.96%

Other expense (income):
Interest expense	3,942	0.09%		—		3,942	0.09%
Interest income	(474)	(0.01)%		—		(474)	(0.01)%
Other, net	5,103	0.12%		(4,900)	(b)	203	—%
Total other expense (income), net	8,571	0.19%	*	(4,900)		3,671	0.08%

Income before income taxes	120,832	2.73%	*	6,529		127,361	2.88%
Provision for income taxes	45,055	1.02%		5,274	(c)	50,329	1.14%
Net income	$75,777	1.71%		$1,255		$77,032	1.74%

Basic per share data:
Net income	$1.54			$0.03		$1.57
Weighted average basic shares of common stock outstanding	49,200			—		49,200

Diluted per share data:
Net income	$1.53			$0.03		$1.56
Weighted average diluted shares of common stock outstanding	49,483			—		49,483

* Total reflects rounding
(a) Represents expense incurred as a result of the termination of a long-term licensing agreement and the write-off of the associated intangible asset.
(b) Represents expense incurred in connection with agreement to settle multi-state unclaimed property audit.
(c) Represents the additional tax expense related to adjustment for the expenses above, as well as a discrete tax benefit of $2.7 million primarily related to the reversal of reserves for uncertain tax positions.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (Unaudited)
(In thousands, except per share data)

	Nine months ended April 28, 2012
	GAAP			Adjustments		Adjusted

Net sales	$3,892,361	100.00%		$—		$3,892,361	100.00%
Cost of sales	3,207,570	82.41%		—		3,207,570	82.41%
Gross profit	684,791	17.59%		—		684,791	17.59%

Operating expenses	567,330	14.58%		(1,664)	(a)	565,666	14.53%
Restructuring and asset impairment expenses	5,255	0.14%		(5,255)	(b)	—	—%
Total operating expenses	572,585	14.71%	*	(6,919)		565,666	14.53%

Operating income	112,206	2.88%		6,919		119,125	3.06%

Other expense (income):
Interest expense	3,566	0.09%		—		3,566	0.09%
Interest income	(565)	(0.01)%		—		(565)	(0.01)%
Other, net	(37)	—%		—		(37)	—%
Total other expense, net	2,964	0.08%		—		2,964	0.08%

Income before income taxes	109,242	2.81%	*	6,919		116,161	2.98%
Provision for income taxes	43,042	1.11%		2,693	(c)	45,735	1.17%
Net income	$66,200	1.70%		$4,226		$70,426	1.81%

Basic per share data:
Net income	$1.36			$0.09		$1.45
Weighted average basic shares of common stock outstanding	48,717			—		48,717

Diluted per share data:
Net income	$1.35			$0.09		$1.44
Weighted average diluted shares of common stock outstanding	49,017			—		49,017

* Total reflects rounding
(a) Represents expense incurred in connection with the onboarding of a national customer.
(b) Represents expense incurred in connection with the restructuring and divestiture of the Company's conventional non-foods and general merchandise lines of business.
(c) Represents the additional tax expense related to adjustment for the expenses above.